EXHIBIT 99.1

Contango oil & gas COMPANY

NEWS RELEASE

Contango Announces Third Quarter 2019 Financial Results and Provides Operational Update

November 12, 2019 – HOUSTON, TEXAS – Contango Oil & Gas Company (NYSE American: MCF) (“Contango” or the “Company”) announced today its financial results for the third quarter ended September 30, 2019 and provided an operational update.

Third Quarter Highlights

•	Replaced our maturing credit agreement with a new five-year revolving credit agreement with JPMorgan Chase Bank and other lenders

•	Completed an underwritten public offering of 51,447,368 common shares for net proceeds of approximately $46.2 million

•	Completed a private placement of 789,474 preferred shares for net proceeds of approximately $7.5 million

•

Entered into a purchase agreement with Will Energy Corporation (“Will Energy”) and a purchase agreement with White Star Petroleum, LLC (“White Star”) to acquire certain producing assets and undeveloped acreage, primarily in Oklahoma, for $23 million and $132.5 million, respectively.  The Will Energy and White Star acquisitions closed on October 25th and November 1, respectively.

•	Outstanding debt of $28.1 million at September 30, 2019, compared to $60 million at December 31, 2018

•

Production of 3.1 Bcfe for the quarter, or 33.7 Mmcfe per day, towards the higher end of guidance. If we were to include the impact of the Will Energy and White Star acquisitions from effective date (July 1st), we estimate pro forma consolidated production for the quarter of approximately 12 Bcfe, or 4x our reported production for the current quarter.

•	Net loss of $7.8 million and EBITDAX of $1.9 million for the quarter. Adjusted EBITDAX of $3.0 million for the quarter, or $5.2 million when excluding non-recurring items described herein

•	13% decrease in general and administrative (“G&A”) costs for the quarter, or a 46% decrease when excluding non-recurring items described herein

•	Completed four wells in Pecos County, TX in the Southern Delaware Basin and initiated flow back on two of them, with the other two initiating flow back in October 2019

•	Additional completion operations commenced on two wells during the fourth quarter which are expected to initiate flowback by the end of the year

•	Subsequent to quarter-end, appointed our largest shareholder John Goff as Chairman of the Board and added Farley Dakan to the management team to lead our corporate development efforts

Management Commentary

Wilkie S. Colyer, the Company’s President and Chief Executive Officer, said “We executed on several key initiatives during the third quarter, and have continued that momentum into the fourth quarter.  We refinanced our credit facility, raised equity, and announced two very impactful acquisitions at cheap prices in a very tough market environment.  We are also very encouraged by early results at NE Bullseye and think we will be able to add valuable PUD inventory there by year end. During the fourth quarter, we will focus on incorporating the recently acquired White Star and Will Energy assets into our operating plan.  In general, we will continue to limit our organic capital expenditures to those necessary to meet leasehold obligations and focus on using cash flow to pay down debt and grow inorganically.  Subsequent to closing the White Star and Will Energy transactions, we have hedged aggressively to de-risk cash flow and have now hedged approximately 75% of eligible forecasted PDP crude oil and natural gas production through 2020 and 64% of eligible forecasted PDP crude oil and natural gas production through 2021.  We appreciate the support of our lenders and shareholders in closing Will Energy and White Star subsequent to quarter end, and we will be on the lookout for more accretive acquisitions in what is a very target rich environment.”

Summary Third Quarter Financial Results

Net loss for the three months ended September 30, 2019 was $7.8 million, or $0.19 per basic and diluted share, compared to a net loss of $81.5 million, or $3.26 per basic and diluted share, for the prior year quarter. Impacting earnings in the prior year quarter was $72.5 million in pre-tax, non-cash, impairment and abandonment charges,  including the impairment of the carrying costs of our Gulf of Mexico properties due to revised proved reserve estimates and the impairment of the carrying costs of certain non-core properties in Southeast Texas to their fair value as a result of a planned sale.  Excluding impairment and abandonment charges, our pre-tax net loss for the current quarter would have been $6.5 million, compared to a pre-tax loss of $9.0 million for the prior year quarter.  This improvement was mainly attributable to a pre-tax $1.9 million gain on derivatives in the current quarter, compared to a $1.3 million loss for the prior year quarter. Lower operating, depreciation and G&A expenses also contributed to the improvement, offset in part by lower production and lower commodity prices. Average weighted shares outstanding were approximately 41.8 million and 25.0 million for the current and prior year quarters, respectively.

The Company reported Adjusted EBITDAX, as defined below, of approximately $3.0 million for the three months ended September 30, 2019, compared to $6.2 million for the same period last year, a decrease attributable primarily to lower revenues and $2.2 million in special costs associated with our pursuit of strategic initiatives and the accrual of an adverse judgement in a legal dispute, partially offset by lower headcount and related G&A costs during the quarter,  as the prior year quarter included $1.8 million in costs related to the resignation of our former President and CEO in September 2018. Recurring Adjusted EBITDAX (defined below as Adjusted EBITDAX exclusive of non-recurring strategic advisory fees and legal judgements) was $5.2 million for the current quarter, compared to $6.2 million for the prior year quarter.  Cash flow for the current quarter was $2.0 million, or $0.05 per share, compared to $4.8 million, or $0.19 per share for the prior year quarter.

Revenues for the current quarter were approximately $12.5 million compared to $19.5 million for the prior year quarter, a decrease attributable to lower production due to non-core asset sales, a natural decline in production from our offshore properties, and limited new production from drilling, as we reduced our drilling program to only that which was necessary to meet drilling obligations in this unstable commodity price environment. Also contributing to lower revenues were a 20% decrease in natural gas prices, a 10% decrease in crude oil prices, and a 59% decrease in natural gas liquids prices.

Production for the third quarter of 2019 was approximately 3.1 Bcfe, or 33.7 Mmcfe per day, towards the higher end of our previously provided guidance, compared to 43.6 Mmcfe per day for the third quarter of 2018.  This overall decrease was largely due to a 0.5 Bcfe decrease in production attributable to non-core asset sales in 2018, normal offshore field decline and limited drilling. Crude oil and natural gas liquids production also declined during the quarter to approximately 2,200 barrels per day, compared to approximately 2,800 barrels per day in the prior year quarter.    The percentage of production from higher-value oil and natural gas liquids increased slightly from 39% in the prior year quarter to 40% in the current quarter.

The weighted average equivalent sales price during the three months ended September 30, 2019 was $4.05 per Mcfe, compared to $4.86 per Mcfe for the same period last year, as we experienced a 20% decrease in natural gas prices, a 10% decrease in crude oil prices, and a 59% decrease in natural gas liquids prices.

Operating expenses for the three months ended September 30, 2019 were approximately $5.4 million, compared to $6.4 million for the same period last year. Included in operating expenses are direct lease operating expenses, transportation and processing costs, workover expenses and production and ad valorem taxes. Operating expenses exclusive of production and ad valorem taxes were approximately $4.8 million, and within our previously provided guidance, for the current quarter, compared to approximately $5.6 million for the prior year quarter, a decrease primarily attributable to the non-core asset sales.

DD&A expense for the three months ended September 30, 2019 was $8.5 million, or $2.74 per Mcfe, compared to $12.9 million, or $3.20 per Mcfe, for the prior year quarter, a result of lower production during the quarter and the lower unit expense on our offshore production in the current year.

Impairment and abandonment expense was $1.3 million for the current quarter, which related to unproved properties and expiring leases.

Total G&A expenses were $5.9 million for the three months ended September 30, 2019, compared to $6.7 million for the prior year quarter.  Recurring G&A expenses (defined as G&A expenses exclusive of non-recurring strategic advisory fees of $0.1 million and legal judgements of $2.1 million) were $3.7 million, or $1.18 per Mcfe for the current quarter, compared to $6.7 million, or $1.67 per Mcfe for the prior year quarter, an approximate 46% decline. The decrease relates primarily employee and related costs due to a smaller administrative workforce and savings on office rent attained through a renewal of our corporate office lease. Recurring cash G&A (defined as G&A expenses exclusive of non-cash stock-based compensation of $0.6 million and non-recurring fees of $2.2 million) were $3.1 million for the current quarter, and below our previously provided guidance, compared to $6.0 million for the prior year quarter.

Loss from affiliates (i.e., Exaro Energy III) for the three months ended September 30, 2019 was approximately $0.6 million, compared to $0.3 million for the same period last year.

Gain from sale of assets for the three months ended September 30, 2019 was approximately $0.2 million, which related to the sale of non-core assets in Lavaca, Live Oak and McMullen counties, Texas, compared to $0.5 million for the same period last year, which was related to the sale of energy credits to a third party.

Gain on derivatives for the three months ended September 30, 2019 was approximately $1.9 million.  Of this amount, $0.9 million were realized gains while the remaining $1.0 million were non-cash, unrealized mark-to-market gains.  Loss on derivatives for the three months ended September 30, 2018 was approximately $1.3 million, of which $1.1 million were realized losses while the remaining $0.2 million were non-cash, unrealized mark-to-market losses.

2019 Capital Program

Capital costs incurred for the three months ended September 30, 2019 were approximately $19.6 million, including $18.3 million for our drilling program in the Southern Delaware Basin in Pecos County, Texas.  Our capital expenditure forecast in the Southern Delaware Basin for the remainder of 2019 is approximately $6.5 million.

On September 17, 2019, the Company entered into a new five-year revolving credit agreement with JPMorgan Chase Bank and other lenders (the “Credit Agreement”), pursuant to which the Company obtained a borrowing base of $65 million. The Credit Agreement was amended in November 2019, in conjunction with the closing of the Will Energy and White Star acquisitions, to increase the borrowing base thereunder to $145 million. The next redetermination will occur on or about December 1, 2019. Beginning in 2020, the semi-annual redeterminations will occur on May 1st and November 1st of each year. In connection with the entry into the Credit Agreement, the Company repaid all obligations thereunder, and terminated its previous credit agreement with Royal Bank of Canada, which matured on October 1, 2019.

As of September 30, 2019, the Company had approximately $28.1 million outstanding under the Credit Agreement and $1.9 million in an outstanding letter of credit, with a borrowing availability of $35.0 million.

Operations Activity Update

During the quarter, we brought two wells online in the Southern Delaware Basin,  the Ripper State #2H and the American Hornet #1H, which are located in our legacy Bullseye project area.  In October 2019, we brought two more wells online, the Iron Snake #1H and the Breakthrough State #1H, which are located in our NE Bullseye project area.  Both NE Bullseye wells are performing above our higher NE Bullseye type curves.  NE Bullseye is a more productive and higher oil cut area and will be the primary focus of future capital spending in the area to the extent we decide to drill additional wells. Both Bullseye wells were delineation wells drilling in the Southeast and Southwest boundaries of the acreage, and both wells are performing below our Bullseye type curves.

In addition, we have recently finished fracking the Old Ironside #1H well in NE Bullseye and expect to begin production of that well in mid-November 2019.  All wells mentioned above are approximately 50% working interest wells to Contango. Next, we will begin completion operations on the State Spearhead #1H well also in mid-November 2019, which is a 25% working interest well.  The State Spearhead #1H is the final lease obligation well required until 2021.

Additionally, we are currently preparing to complete a drilled but uncompleted well we acquired in connection with the White Star acquisition.  The Margaret 35-23N-5W #1MH is expected to be completed in early December and brought on production shortly thereafter.  We own a 53% working interest in this well.

Derivative Instruments

As of September 30, 2019, we had the following financial derivative contracts in place with members of our bank group or third-party counterparties under an unsecured line of credit with no margin call provisions.

Commodity	Period	Derivative	Volume/Month	Price/Unit
Natural Gas	Nov 2019 - Dec 2019	Swap	445,000 MMBtus	$2.62 (1)

Oil	Oct 2019 - Dec 2019	Collar	7,000 Bbls	$50.00 - 58.00 (2)

Oil	Oct 2019 - Dec 2019	Collar	4,000 Bbls	$52.00 - 59.45 (3)

Oil	Oct 2019	Swap	9,000 Bbls	$72.10 (3)
Oil	Nov 2019 - Dec 2019	Swap	12,000 Bbls	$72.10 (3)

Oil	Oct 2019 - Dec 2019	Swap	2,400 Bbls	$61.72 (3)

Oil	Oct 2019 - Dec 2019	Swap	1,500 Bbls	$57.67 (3)

Natural Gas	Jan 2020 - March 2020	Swap	425,000 MMBtus	$2.841 (1)

Natural Gas	April 2020 - July 2020	Swap	400,000 MMBtus	$2.532 (1)
Natural Gas	Aug 2020 - Oct 2020	Swap	40,000 MMBtus	$2.532 (1)

Natural Gas	Nov 2020 - Dec 2020	Swap	375,000 MMBtus	$2.696 (1)

Oil	Jan 2020 - June 2020	Swap	22,000 Bbls	$57.74 (3)
Oil	July 2020 - Dec 2020	Swap	15,000 Bbls	$57.74 (3)

Oil	Jan 2020 - March 2020	Swap	2,700 Bbls	$54.33 (3)
Oil	April 2020 - June 2020	Swap	2,500 Bbls	$54.33 (3)
Oil	July 2020	Swap	5,500 Bbls	$54.33 (3)
Oil	Aug 2020 - Oct 2020	Swap	2,500 Bbls	$54.33 (3)
Oil	Nov 2020 - Dec 2020	Swap	3,500 Bbls	$54.33 (3)

Natural Gas	Jan 2021 - March 2021	Swap	185,000 MMBtus	$2.505 (1)
Natural Gas	April 2021 - July 2021	Swap	120,000 MMBtus	$2.505 (1)
Natural Gas	Aug 2021 - Sept 2021	Swap	10,000 MMBtus	$2.505 (1)

Natural Gas	Jan 2021 - March 2021	Swap	185,000 MMBtus	$2.508 (1)
Natural Gas	April 2021 - July 2021	Swap	120,000 MMBtus	$2.508 (1)
Natural Gas	Aug 2021 - Sept 2021	Swap	10,000 MMBtus	$2.508 (1)

(1)	Based on Henry Hub NYMEX natural gas prices.
(2)	Based on Argus Louisiana Light Sweet crude oil prices.
(3)	Based on West Texas Intermediate crude oil prices.

In addition to the above financial derivative instruments, the Company also has a costless swap agreement with a Midland WTI - Cushing oil differential swap price of $0.05 per barrel of crude oil. The agreement fixes the Company’s exposure to that differential on 12,000 barrels of crude oil per month for January 2020 through June 2020 and 10,000 barrels per month for July 2020 through December 2020. The fair value of this costless swap agreement was a $78 thousand loss as of September 30, 2019.

In October 2019, in conjunction with the closing of the acquisition of Will Energy, we acquired the following additional derivative contracts with certain members of our credit facility lender group:

Commodity	Period	Derivative	Volume/Month	Price/Unit
Natural Gas	Oct 2019	Collar	40,524 MMBtus	$2.45 - 3.40 (1)
Natural Gas	Nov 2019	Collar	46,377 MMBtus	$2.45 - 3.40 (1)
Natural Gas	Dec 2019	Collar	40,524 MMBtus	$2.45 - 3.40 (1)
Natural Gas	Jan 2020 - March 2020	Collar	225,000 MMBtus	$2.45 - 3.40 (1)

Natural Gas	Oct 2019	Collar	186,000 MMBtus	$2.50 - 2.975 (1)
Natural Gas	Nov 2019	Collar	180,000 MMBtus	$2.50 - 2.975 (1)
Natural Gas	Dec 2019	Collar	186,000 MMBtus	$2.50 - 2.975 (1)

Oil	Oct 2019 - Dec 2019	Collar	4,000 Bbls	$45.00 - 81.00 (2)

Oil	Jan 2020 - Oct 2020	Collar	3,442 Bbls	$52.00 - 65.70 (2)

(1)	Based on Henry Hub NYMEX natural gas prices.
(2)	Based on West Texas Intermediate crude oil prices.

We entered into the following additional derivative contracts in the fourth quarter of 2019:

Commodity	Period	Derivative	Volume/Month	Price/Unit
Natural Gas	Dec 2019	Swap	330,000 MMBtus	$2.813 (1)

Natural Gas	Dec 2019	Swap	330,000 MMBtus	$2.81 (1)

Natural Gas	Jan 2020 - March 2020	Swap	300,000 MMBtus	$2.53 (1)
Natural Gas	April 2020 - July 2020	Swap	400,000 MMBtus	$2.53 (1)
Natural Gas	Aug 2020 - Dec 2020	Swap	350,000 MMBtus	$2.53 (1)

Natural Gas	Jan 2020 - March 2020	Swap	300,000 MMBtus	$2.532 (1)
Natural Gas	April 2020 - July 2020	Swap	400,000 MMBtus	$2.532 (1)
Natural Gas	Aug 2020 - Dec 2020	Swap	350,000 MMBtus	$2.532 (1)

Natural Gas	Jan 2021 - March 2021	Swap	650,000 MMBtus	$2.508 (1)
Natural Gas	April 2021 - Oct 2021	Swap	400,000 MMBtus	$2.508 (1)
Natural Gas	Nov 2021 - Dec 2021	Swap	580,000 MMBtus	$2.508 (1)

Oil	Nov 2019 - Dec 2019	Swap	88,000 Bbls	$56.80 (2)

Oil	Jan 2020 - Feb 2020	Swap	42,500 Bbls	$54.70 (2)
Oil	March 2020 - July 2020	Swap	37,500 Bbls	$54.70 (2)
Oil	Aug 2020 - Dec 2020	Swap	35,000 Bbls	$54.70 (2)

Oil	Jan 2020 - Feb 2020	Swap	42,500 Bbls	$54.58 (2)
Oil	March 2020 - July 2020	Swap	37,500 Bbls	$54.58 (2)
Oil	Aug 2020 - Dec 2020	Swap	35,000 Bbls	$54.58 (2)

Oil	Jan 2021 - March 2021	Swap	19,000 Bbls	$50.00 (2)
Oil	April 2021 - July 2021	Swap	12,000 Bbls	$50.00 (2)
Oil	Aug 2021 - Sept 2021	Swap	10,000 Bbls	$50.00 (2)

Oil	Jan 2021 - July 2021	Swap	62,000 Bbls	$52.00 (2)
Oil	Aug 2021 - Sept 2021	Swap	55,000 Bbls	$52.00 (2)
Oil	Oct 2021 - Dec 2021	Swap	64,000 Bbls	$52.00 (2)

(1)	Based on Henry Hub NYMEX natural gas prices.
(2)	Based on West Texas Intermediate crude oil prices.

Selected Financial and Operating Data

The following table reflects certain comparative financial and operating data for the three and nine months ended September 30, 2019 and 2018:

	Three Months Ended			Nine months ended
	September 30,			September 30,
	2019	2018	%	2019	2018	%
Offshore Volumes Sold:
Oil and condensate (Mbbls)	9	20	-55%	32	56	-43%
Natural gas (Mmcf)	1,545	1,943	-20%	4,506	5,934	-24%
Natural gas liquids (Mbbls)	40	74	-46%	164	211	-22%
Natural gas equivalents (Mmcfe)	1,836	2,505	-27%	5,683	7,538	-25%

Onshore Volumes Sold:
Oil and condensate (Mbbls)	122	118	3%	351	374	-6%
Natural gas (Mmcf)	313	518	-40%	873	1,719	-49%
Natural gas liquids (Mbbls)	36	47	-23%	102	146	-30%
Natural gas equivalents (Mmcfe)	1,261	1,510	-16%	3,592	4,835	-26%

Total Volumes Sold:
Oil and condensate (Mbbls)	131	138	-5%	383	430	-11%
Natural gas (Mmcf)	1,858	2,461	-25%	5,379	7,653	-30%
Natural gas liquids (Mbbls)	76	121	-37%	266	357	-25%
Natural gas equivalents (Mmcfe)	3,097	4,015	-23%	9,275	12,373	-25%

Daily Sales Volumes:
Oil and condensate (Mbbls)	1.4	1.5	-5%	1.4	1.6	-11%
Natural gas (Mmcf)	20.2	26.7	-25%	19.7	28.0	-30%
Natural gas liquids (Mbbls)	0.8	1.3	-37%	1.0	1.3	-25%
Natural gas equivalents (Mmcfe)	33.7	43.6	-23%	34.0	45.3	-25%

Average sales prices:
Oil and condensate (per Bbl)	$55.73	$61.92	-10%	$55.10	$62.76	-12%
Natural gas (per Mcf)	$2.31	$2.90	-20%	$2.56	$2.82	-9%
Natural gas liquids (per Bbl)	$12.82	$31.59	-59%	$16.56	$27.45	-40%
Total (per Mcfe)	$4.05	$4.86	-17%	$4.24	$4.72	-10%

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2019	2018	%	2019	2018	%
Offshore Selected Costs ($ per Mcfe)
Lease operating expenses (1)	$0.98	$0.80	23%	$0.85	$0.85	0%
Production and ad valorem taxes	$0.07	$0.08	-13%	$0.08	$0.07	14%

Onshore Selected Costs ($ per Mcfe)
Lease operating expenses (1)	$2.36	$2.38	-1%	$2.72	$2.26	20%
Production and ad valorem taxes	$0.42	$0.40	5%	$0.35	$0.38	-8%

Average Selected Costs ($ per Mcfe)
Lease operating expenses (1)	$1.54	$1.39	11%	$1.58	$1.40	13%
Production and ad valorem taxes	$0.21	$0.20	5%	$0.18	$0.20	-10%
General and administrative expense (cash)	$1.72	$1.48	16%	$1.42	$1.21	17%
Interest expense	$0.32	$0.35	-9%	$0.34	$0.33	3%

Adjusted EBITDAX (2) (thousands)	$3,010	$6,205		$11,586	$21,950

Weighted Average Shares Outstanding (thousands)
Basic	41,786	25,001		36,518	24,910
Diluted	41,786	25,001		36,518	24,910

(1)	LOE includes transportation and workover expenses.
(2)	Adjusted EBITDAX is a non-GAAP financial measure. See below for reconciliation to net income.

CONTANGO OIL & GAS COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30,	December 31,
	2019	2018
ASSETS	(unaudited)
Cash and cash equivalents	$2,044	$—
Accounts receivable, net	11,118	11,531
Other current assets	18,440	5,903
Net property and equipment	241,702	233,174
Investment in affiliates and other non-current assets	8,343	6,524

TOTAL ASSETS	$281,647	$257,132

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable and accrued liabilities	62,744	39,506
Current portion of long-term debt	—	60,000
Other current liabilities	703	1,751
Long-term debt	28,100	—
Asset retirement obligations	11,636	12,168
Other non-current liabilities	3,883	3,318
Total shareholders’ equity	174,581	140,389

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$281,647	$257,132

CONTANGO OIL & GAS COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
	(unaudited)
REVENUES
Oil and condensate sales	$7,281	$8,558	$21,126	$26,976
Natural gas sales	4,293	7,128	13,792	21,585
Natural gas liquids sales	973	3,822	4,402	9,832
Total revenues	12,547	19,508	39,320	58,393

EXPENSES
Operating expenses	5,435	6,382	16,321	19,787
Exploration expenses	218	425	691	1,288
Depreciation, depletion and amortization	8,473	12,853	23,602	32,836
Impairment and abandonment of oil and gas properties	1,336	72,524	3,170	76,628
General and administrative expenses	5,879	6,724	15,340	18,804
Total expenses	21,341	98,908	59,124	149,343

OTHER INCOME (EXPENSE)
Loss from investment in affiliates, net of income taxes	(608)	(270)	(151)	(38)
Gain from sale of assets	192	498	601	11,315
Interest expense	(998)	(1,411)	(3,169)	(4,082)
Gain (loss) on derivatives, net	1,881	(1,319)	1,068	(4,961)
Other income	519	357	522	1,239
Total other income (expense)	986	(2,145)	(1,129)	3,473

NET LOSS BEFORE INCOME TAXES	(7,808)	(81,545)	(20,933)	(87,477)

Income tax benefit (provision)	(30)	21	(484)	(288)

NET LOSS	$(7,838)	$(81,524)	$(21,417)	$(87,765)

Non-GAAP Financial Measures

This news release includes certain non-GAAP financial information as defined by Securities and Exchange Commission (“SEC”) rules. Pursuant to SEC requirements, reconciliations of non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP) are included in this press release.

Adjusted EBITDAX represents net income (loss) before interest expense, taxes, depreciation, depletion and amortization, and oil and gas exploration expenses (“EBITDAX”) as further adjusted to reflect the items set forth in the table below and is a measure required to be used in determining our compliance with financial covenants under our credit facility.  Recurring Adjusted EBITDAX represents Adjusted EBITDAX exclusive of non-recurring strategic advisory fees.

We have included Adjusted EBITDAX in this release to provide investors with a supplemental measure of our operating performance and information about the calculation of some of the financial covenants that are contained in our credit agreement.  We believe Adjusted EBITDAX is an important supplemental measure of operating performance because it eliminates items that have less bearing on our operating performance and therefore highlights trends in our core business that may not otherwise be apparent when relying solely on GAAP financial measures.  We also believe that securities analysts, investors and other interested parties frequently use Adjusted EBITDAX in the evaluation of companies, many of which present Adjusted EBITDAX when reporting their results.  Adjusted EBITDAX is a material component of the covenants that are imposed on us by our credit agreement.  We are subject to financial covenant ratios that are calculated by reference to Adjusted EBITDAX.  Non-compliance with the financial covenants contained in our credit agreement could result in a default, an acceleration in the repayment of amounts outstanding and a termination of lending commitments.  Our management and external users of our financial statements, such as investors, commercial banks, research analysts and others, also use Adjusted EBITDAX to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure; and

•	the feasibility of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

The following table reconciles net income to EBITDAX and Adjusted EBITDAX for the periods presented:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
	(in thousands)
Net loss	$(7,838)	$(81,524)	$(21,417)	$(87,765)
Interest expense	998	1,411	3,169	4,082
Income tax provision (benefit)	30	(21)	484	288
Depreciation, depletion and amortization	8,473	12,853	23,602	32,836
Exploration expense	218	425	691	1,288
EBITDAX	$1,881	$(66,856)	$6,529	$(49,271)

Unrealized loss (gain) on derivative instruments	$(1,010)	$240	$1,068	$2,551
Non-cash stock-based compensation charges	556	764	2,193	3,772
Impairment of oil and gas properties	1,167	72,285	2,246	76,175
Loss (gain) on sale of assets and investment in affiliates	416	(228)	(450)	(11,277)
Adjusted EBITDAX	$3,010	$6,205	$11,586	$21,950

Non-recurring strategic advisory fees	$94	$—	$1,830	$—
Non-recurring legal judgements	2,134	—	2,134	—
Recurring Adjusted EBITDAX	$5,238	$6,205	$15,550	$21,950

In addition to Adjusted EBITDAX, we may provide additional non-GAAP financial measures because our management believes providing investors with this information gives additional insights into our profitability, cash flows and expenses.

Adjusted EBITDAX and other non-GAAP measures in this release are not presentations made in accordance with generally accepted accounting principles, or GAAP.  As discussed above, we believe that the presentation of non-GAAP financial measures in this release is appropriate.  However, when evaluating our results, you should not consider the non-GAAP financial measures in isolation of, or as a substitute for, measures of our financial performance as determined in accordance with GAAP, such as net loss. For example, Adjusted EBITDAX has  material limitations as a  performance measure because it excludes items that are necessary elements of our costs and operations.  Because other companies may calculate Adjusted EBITDAX differently than we do, Adjusted EBITDAX as presented in this release is not, comparable to similarly-titled measures reported by other companies.

Acquisitions Presentation

The Company has posted a presentation detailing its recent acquisitions to the Investor Relations section of its website concurrent with this release.

Teleconference Call

Contango management will hold a conference call to discuss the information described in this press release on Tuesday, November 12, 2019 at 8:00  am Central Standard Time.  Those interested in participating in the earnings conference call may do so by calling 1-800-458-4121, (International 1-720-543-0206) and entering participation code 6922336.  A replay of the call will be available from Tuesday, November 12, 2019 at 11:00am CST through Tuesday, November 19, 2019 at 11:00am CST by clicking here.

About Contango Oil & Gas Company

Contango Oil & Gas Company is a Houston, Texas based, independent oil and natural gas company whose business is to maximize production and cash flow from its offshore properties in the shallow waters of the Gulf of Mexico and onshore properties in Texas and Wyoming and to use that cash flow to explore, develop, exploit, increase production from and acquire crude oil and natural gas properties in West Texas, the Texas Gulf Coast and the Rocky Mountain regions of the United States. Additional information is available on the Company's website at http://contango.com.  Information on our website is not part of this release.

Forward-Looking Statements and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are, based on Contango’s current expectations and includes statements regarding our estimates of future production, and other guidance (including information regarding production, lease operating expenses, cash G&A expenses, and DD&A Rate), the Company’s drilling program and capital expenditures, a new casing program and expected reduction in overall drilling cost,  acquisitions and divestitures, future results of operations, the refinancing or replacement of the Company’s credit facility or other strategic initiatives, the quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance. Words and phrases used to identify our forward-looking statements include terms such as “guidance”, "expects", “projects”, "anticipates", “believes”, "plans", "estimates", "potential", "possible", "probable", or "intends", or words and phrases stating that certain actions, events or results "may", "will", "should", or "could" be taken, occur or be achieved. Statements concerning oil and gas reserves also may be deemed to be forward looking statements in that they reflect estimates based on certain assumptions that the resources involved can be economically exploited. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those, reflected in the statements. These risks include, but are not limited to: the risks of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather such as hurricanes and other natural disasters); uncertainties as to the availability and cost of financing; our ability to comply with financial covenants in our debt instruments, repay indebtedness and access new sources of indebtedness, including our ability to refinance and/or replace our existing credit facility, provide additional liquidity for future capital expenditures and/or continue as a going concern; fluctuations in oil and gas prices; risks associated with derivative positions; our ability to realize expected value from acquisitions and to complete strategic dispositions of assets and realize the benefits of such dispositions; the need to take impairments on properties due to lower commodity prices; the limited trading volume of our common stock and general market volatility;  ability of our management team to execute its plans or to meet its goals; shortages of drilling equipment, oil field personnel and services; unavailability of gathering systems, pipelines and processing facilities; the possibility that government policies may change or governmental approvals may be delayed or withheld; and the other factors discussed under the “Risk Factors” heading in our annual report on Form 10-K for the year ended December 31, 2018 and our quarterly reports on Form 10-Q filed with or furnished to the SEC. Additional information on these and other factors which could affect Contango’s operations or financial results are included in Contango’s reports on file with the SEC. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements speak only as of the date they were made and are based on the estimates and opinions of management at the time the statements are made. Contango does not assume any obligation to update forward-looking statements should circumstances or management's estimates or opinions change. Initial production rates are subject to decline over time and should not be regarded as reflective of sustained production levels. Initial production rates of wells and initial indications of formation performance or the benefits of any transaction are not necessarily indicative of future or long-term results.

Contact:
Contango Oil & Gas Company
E. Joseph Grady – 713-236-7400	Sergio Castro – 713-236-7400
Senior Vice President and Chief Financial Officer	Vice President and Treasurer